Exhibit 10.1

AMENDED AND RESTATED CO-SALE AND VOTING AGREEMENT

THIS AMENDED AND RESTATED CO-SALE AND VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 26th day of January 2021, by and among Benefitfocus, Inc., a Delaware corporation (the “Company”), BuildGroup LLC, a Delaware limited liability company (“BuildGroup”), and Mason R. Holland, Jr. (“Holland” and, together with BuildGroup, the “Stockholders”).

RECITALS

WHEREAS, the parties entered into a Co-Sale and Voting Agreement on June 4, 2020;

WHEREAS, in connection with governance changes being made at the Company, including to its board of directors (the “Board”), the parties now desire to amend and restate the Original Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1. General. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) beneficially owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to carry into effect the intent of this Agreement. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of common stock and preferred stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2. [Deleted and reserved.]

1.3. [Deleted and reserved.]

1.4. [Deleted and reserved.]

1.5. Vote to Increase Authorized Common Stock. Each Stockholder shall vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of common stock from time to time to ensure that there will be sufficient shares of common stock available for conversion of all of the shares of Series A Convertible Preferred Stock outstanding at any given time.

1.6. [Deleted and reserved.]

1.7. Fiduciary Duties; Director Qualifications.

(a) Each Stockholder is entering into this Agreement in his or its capacity as the holder of capital stock of the Company. Any other provision of this Agreement notwithstanding, to the extent a Stockholder or one of its Affiliates serves as an officer or director of the Company, nothing contained herein shall limit the ability of such Stockholder or one of its Affiliates to exercise ordinary and customary duties as an officer or director of the Company, including, without limitation, the exercise of fiduciary obligations to the Company and its stockholders.

(b) Any other provision of this Agreement notwithstanding, the Company’s and each Stockholder’s obligations under this Agreement is subject in all respects to the applicable law (including, without limitation, the directors’ fiduciary duties), the rules and regulations of the Securities and Exchange Commission and the listing requirements or standards of the NASDAQ Stock Market LLC or the requirements or standards of any other exchange, system or market on which the stock of the Company is listed.

1.8. Stockholder Approval of Transactions. At any annual or special meeting of stockholders of the Company or in connection with any other action (including the execution of written consent of the stockholders) taken for the purpose of approving the issuance of shares of common stock (the “Issuance”) upon conversion of the Series A Convertible Preferred Stock in excess of the limitations imposed by NASDAQ Listing Standard Rule 5635 (or any successor rule thereto), each Stockholder shall vote, or cause to be voted all Shares owned by such Stockholder in favor of the Issuance.

1.9. Board Size. Each Stockholder shall vote, or cause to be voted, at any regular or special meeting of stockholders (or by any applicable written consent) at which the size of the Board is set, all Shares owned by such Stockholder (or as to which such Stockholder has voting power) to ensure that the size of the Board shall be no more than ten (10) directors; provided, however, that such Board size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 5.6 hereof.

2. [Deleted and reserved.]

3. Right of Co-Sale.

3.1. Exercise of Right. If a Stockholder proposes to transfer any of its Shares, whether in exchange for cash or other securities, including in a transaction as a result of which the Company would no longer be a publicly traded entity, or for other or no consideration (a “Transfer”), other than pursuant to an Exempted Transfer as described in Section 3.3 hereto or in an Exempted Offering as described in Section 3.4 hereto, that Stockholder (the “Transferring Stockholder”) must give the other Stockholder 14 calendar days advance written notice thereof describing the proposed terms of the Transfer in detail. Within seven (7) calendar days of receipt of such Transferring Stockholder’s notice, the other Stockholder may elect to participate in the Transfer on a pro rata basis with the Transferring Stockholder based on the number of shares of common stock then beneficially owned by each, on as-converted basis, on the same terms and conditions specified in the Transferring Stockholder’s notice.

3.2. Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).

(b) Violation of Co-Sale Right. If any Stockholder purports to sell any Shares in contravention of this right of co-sale (a “Prohibited Transfer”), the other Stockholders may, in addition to such remedies as may be available by law, in equity or hereunder, require the Transferring Stockholder to purchase from the other Stockholder the Shares that he or it would have been entitled to sell had the Prohibited Transfer been effected in compliance with the terms hereof, on the same terms and subject to the same conditions as would have applied, and the non-compliant Stockholder shall also reimburse the other Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred in connection therewith.

3.3 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 3 shall not apply to (a) a transfer to an Affiliate of the transferring Stockholder, (b) a market transaction in compliance with Rule 144 under or Section 4(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”), (c) a pledge that creates a mere security interest in the pledged Shares; (d) in the case of a Stockholder that is a natural person, a transfer made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Stockholder or any such family members; or (e) any bona fide gift to any charitable organization described in Section 501(c)(3) of the Internal Revenue Code (an “Exempted Transfer”); provided that in the case of clause (a), (c) or (d), the Stockholder shall deliver prior written notice to the other Stockholder and the Shares transferred shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee); and provided further in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.4 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 3 shall not apply to the sale of any Shares to the public in an offering pursuant to an effective registration statement under the Securities Act.

3.5 Legended Certificates. Each certificate representing any of the Shares shall be marked by the Company with a legend reading as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A CO-SALE AND VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID CO-SALEAND VOTING AGREEMENT.”

4. Remedies.

4.1. Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination of the directors as provided in this Agreement.

4.2. Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the President and Treasurer of the Company, and each of them, with full power of substitution, as the proxies of such party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires in accordance herewith. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires in accordance herewith, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.3. Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged and will not have an adequate remedy at law in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to injunctive relief to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction, including, but not limited to, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement. If any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

4.4. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. Miscellaneous.

5.1. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.2. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.3. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page hereto, or in the Company’s records, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.5. If notice is given to the Company, a copy shall also be sent to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, NC 27607, Attn: Donald R. Reynolds. If a notice is given to BuildGroup, a copy shall also be sent to BuildGroup LLC, 3500 Jefferson St., Suite 303, Austin, Texas 78731, Attn: Kenneth Herz, General Counsel.

5.6. Consent Required to Amend, Terminate or Waive. This Agreement may be amended or modified only by a written instrument executed by the Stockholders and the Company. Any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other parties.

5.7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8. Severability. The invalidity, illegality or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Such provision will be enforced to the maximum extent possible and such invalidity, illegality or unenforceability will not affect any other provision of this Agreement. In such event, the parties shall negotiate, in good faith, a legal, valid, and enforceable substitute provision, which most nearly effects the intent of the parties in entering into this Agreement.

5.9. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties, including the Original Agreement, are expressly canceled.

5.10. Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement with the same force and effect as the Shares subject to such rights immediately before such event.

5.11. Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

5.12. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.13. Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

5.14. Construction. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer, director, stockholder, employee or manager of such Person and any venture capital fund now or hereafter existing that is controlled by one or more general partners of or shares the same management company with such Person, and the holdings of any Person shall include the holdings of its Affiliates.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Co-Sale and Voting Agreement as of the date first written above.

THE COMPANY:
BENEFITFOCUS, INC.

	By:	/s/ Stephen M. Swad
	Name:	Stephen M. Swad
	Title:	Chief Executive Officer
	Address:	100 Benefitfocus Way Charleston, SC 29492 Attn: Steve Swad, CFO

STOCKHOLDERS:

/s/ Mason R. Holland, Jr.
Name:	Mason R. Holland, Jr.

BUILDGROUP, LLC By: BuildGroup Management, LLC, its investment manager

By:	/s/ A. Lanham Napier
Name:	A. Lanham Napier
Title:	Chief Executive Officer
Address:	3500 Jefferson Street, Suite 303
Austin, Texas 78731

[Signature Page to Amended and Restated Co-Sale and Voting Agreement]